Exhibit 99.2

PROGRESSIVE CARE INC.

Audit Committee Charter

Purpose

The purpose of the Audit Committee is to:

●	oversee the accounting and financial reporting processes of Progressive Care Inc. and its operating subsidiaries (collectively, the “Company”), systems of internal controls over financial reporting of the Company, and independent external audits of the Company’s consolidated financial statements;

●	oversee the Company’s relationship with its independent auditors, including appointing or changing the Company’s auditors and ensuring their independence; and

●	provide oversight regarding significant financial matters, including the Company’s tax planning, treasury policies, dividends and share issuance and repurchases.

In carrying out the Audit Committee’s functions, the Audit Committee must maintain free and open communication with the Company’s independent auditors and the Company’s management.

Appointment and Membership Requirements

During such time as the common stock of the Company is quoted on The OTC Markets, the Audit Committee shall be made up of at least two (2) members of the Board of Directors. During such time as the common stock of the Company is listed on a national stock exchange such as the Nasdaq Stock Market (“Nasdaq”), the Audit Committee shall be made up of at least three (3) members of the Board of Directors. Each member of the Committee shall be an “independent director” (as such term is defined from time to time under the requirements or guidelines for audit committee service under applicable securities laws and the rules of Nasdaq and none of the members shall have participated in the preparation of the financial statements of the Company or any current subsidiaries of the Company at any time over the past three years). The Audit Committee members are appointed by the Board of Directors. The Board of Directors decides the Audit Committee’s exact number of members and can at any time remove or replace a Committee member. The Board of Directors will also make all determinations regarding satisfaction of the membership requirements described below.

The Audit Committee will comply with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations of the Securities and Exchange Commission (the “SEC”) and Nasdaq rules.

At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s consolidated balance sheets, income statements and cash flow statements.

Responsibilities

The Audit Committee’s main responsibility is to oversee the Company’s financial reporting process (including the Company’s systems of internal controls over financial reporting). The Audit Committee believes that the Company’s policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The following list includes the Audit Committee’s main recurring processes in carrying out its responsibilities. This list is intended as a guide, with the understanding that the Audit Committee can supplement it as appropriate, consistent with the requirements of the SEC and Nasdaq rules.

1.	Hiring and Selection of Auditors. The Audit Committee will directly appoint, retain, and review and approve the compensation of the Company’s independent auditors. The independent auditors will report directly to, and be responsible to, the Audit Committee.

2.	Approval of Audit and Non-Audit Services. The Audit Committee is responsible for overseeing services provided by the independent auditors, including establishing a policy to decide what services will be performed and the approval requirements for these services.

3.	Auditor Independence. The Audit Committee is responsible for making sure it reviews at least annually a formal written statement explaining all relationships between the outside auditors and the Company and its subsidiaries, consistent with the applicable requirements of auditing regulatory and professional bodies regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee will maintain an active dialogue with the independent auditors, covering any disclosed relationships or services that may impact their objectivity and independence. The Audit Committee will review all proposed hires by the Company or its subsidiaries of management level or higher individuals formerly employed by the independent auditors who provided services to the Company. The Audit Committee will take or recommend to the Board of Directors that it take appropriate actions to oversee the independence of the Company’s independent auditors.

4.	Oversight of Auditors; Audit Plan. The Audit Committee will be responsible for the Company’s relationship with its independent auditors. The Audit Committee will discuss with the independent auditors the overall scope and plans for their audits and other financial reviews. The Audit Committee will oversee the rotation of the audit partners of the Company’s independent auditors as required by the Sarbanes-Oxley Act and the rules of the SEC. The Audit Committee will be responsible for reviewing and resolving any disagreements between the Company’s management and the independent auditors regarding financial controls or financial reporting.

5.	Internal Controls; Risk Assessment. The Audit Committee will discuss with management and the independent auditors the design, implementation, adequacy, and effectiveness of the Company’s internal controls. The Audit Committee will also meet separately with the independent auditors, with and without management present, to discuss the results of their audits. The Audit Committee will provide oversight over the system of internal controls over financial reporting, relying upon management’s and the independent auditors’ representations and assessments of, and recommendations regarding, these controls. The Audit Committee will review any required disclosures regarding the Company’s internal controls over financial reporting.

6.	Quarterly and Annual Financial Statements. The Audit Committee will review and discuss with management the annual audited financial statements and quarterly financial statements and the notes and Managements’ Discussion and Analysis accompanying such financial statements and any other disclosure documents or regulatory filings of the Company containing or accompanying financial information of the Company. The Audit Committee will be responsible for making a recommendation to the Board of Directors that the Company’s annual audited financial statements should be included in the Company’s Annual Report.

7.	Proxy Report. The Audit Committee will prepare any report required to be prepared by it for inclusion in any proxy statement of the Company under SEC rules and regulations.

8.	Earnings Announcements. Prior to their distribution, the Audit Committee will review and discuss with management the Company’s quarterly earnings announcements and other public announcements regarding the Company’s results of operations.

9.	Critical Accounting Policies. The Audit Committee will obtain, review, and discuss reports from the independent auditors about:

●	all critical accounting policies and practices which the Company will use, and the qualities of those policies and practices;

●	all alternative treatments of financial information within generally accepted accounting principles that the auditors have discussed with management officials of the Company, ramifications of the use of these alternative disclosures and treatments, the treatment preferred by the independent auditors and the reasons for favoring that treatment; and

●	other material written communications between the independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

The Audit Committee will also discuss with the independent auditors and then disclose those matters whose disclosure is required by applicable auditing regulatory and professional bodies, including any difficulties the independent auditors encountered in the course of the audit work, any restrictions on the scope of the independent auditors’ activities or on their access to requested information, and any significant disagreements with management.

10.	CEO and CFO Certifications. The Audit Committee will review the CEO and CFO disclosure and certifications under Sections 302 and 906 of the Sarbanes-Oxley Act.

11.	Transactions with Related Persons. The Audit Committee will review and approve all transactions with related persons, as described in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

12.	Anonymous Complaint Handling Process. The Audit Committee will have responsibility for establishment and oversight of processes and procedures for (a) the receipt, retention, and treatment of complaints about accounting, internal accounting controls or audit matters and (b) confidential and anonymous submissions by employees concerning questionable accounting, auditing, and internal control matters. All such relevant complaints and submissions must be reported to the Audit Committee.

13.	Ability to Investigate; Retention of Advisors; Funding. The Audit Committee has the power to investigate any matter brought to its attention, with full access to all the Company books, records, facilities, and employees. The Audit Committee also has the power to retain independent counsel or other experts and advisors. The Audit Committee will have funding sufficient to compensate its counsel, experts, and advisors at the Company’s expense. The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisors that the Audit Committee chooses to engage. The Company shall also pay for any ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

14.	Annual Evaluation. The Audit Committee will review annually its own performance against responsibilities outlined in this charter and as otherwise established by the Board of Directors.

15.	Review of Charter. The Audit Committee will review and reassess the adequacy of this charter at least once a year.

It is not the Audit Committee’s responsibility to prepare and certify the Company’s financial statements, to guarantee the independent auditors’ report, or to guarantee other disclosures by the Company. These are the fundamental responsibilities of management and the independent auditors. The Audit Committee members are not full-time Company employees and do not perform the functions of auditors and accountants.

Restrictions on Independent Auditors Services

The Company’s independent auditors cannot perform any of the following services for the Company:

●	bookkeeping or other services related to the Company’s accounting records or financial statements;

●	financial information systems design and implementation;

●	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

●	actuarial services;

●	hosting services related to the Company’s accounting records;

●	internal audit outsourcing services;

●	management or human resources functions;

●	broker/dealer, investment adviser or investment banking services;

●	legal services and expert services unrelated to the audit; and

●	any other service that the Public Company Accounting Oversight Board determines, by regulation, would impair the independence of the Company’s independent auditors.

Compensation

The Board of Directors determines the amount of any fees, if any, that Audit Committee members receive for their services. These fees can include retainers or per meeting fees. Audit Committee members cannot receive any compensation from the Company except the fees they receive for their services as members of the Board of Directors or any committee of the Board of Directors, and except for reimbursement of their reasonable expenses.

Meetings and Minutes

The Audit Committee will meet at least four times each year and will keep minutes of each meeting. The Audit Committee decides when and where it will meet, including virtual meetings, and must deliver a copy of this schedule in advance to the Board of Directors.

Unless the Board of Directors or this Charter provides otherwise, the Audit Committee can make, alter, or repeal rules for the conduct of its business. In the absence of these rules, the Audit Committee will conduct its business in the same way the Board of Directors conducts its business.

Delegation of Authority

The Audit Committee can delegate to one or more members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full Audit Committee at its next scheduled meetings.

The Audit Committee can delegate to one or more members of the Audit Committee the authority to pre-approve related party transactions, as long as this pre-approval is presented to the full Audit Committee at its next scheduled meetings.

The Audit Committee cannot delegate its responsibilities to non-committee members.

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